Exhibit 99.1

                                       NEWS RELEASE
                                       Financial: Richard J. Gonzalez, CFO-BSC
                                       Phone: (985) 652-4900 Fax: (985) 652-0485
                                       E-Mail: fna@bayousteel.com
                                         Web Page: http://www.bayousteel.com
                                         PO Box 5000, LaPlace LA 70069-1156

BAYOU STEEL CORPORATION
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FOR IMMEDIATE RELEASE

                        BAYOU STEEL CORPORATION ANNOUNCES
                            REORGANIZATION COMPLETED
                         COMPANY EMERGES FROM CHAPTER 11

      LaPlace, Louisiana (February 19, 2004) --- On behalf of its 500 employees, Bayou Steel Corporation is pleased to announce that it has completed all required transactions and satisfied all remaining conditions for its reorganization plan, allowing the Company to emerge from Chapter 11 bankruptcy protection late yesterday afternoon.

      "Bayou's reorganization has addressed several areas," according to Jerry
M. Pitts, President and COO. "Bayou was burdened with significant debt at a time when record high energy costs were incurred, steel imports surged, and the economy slumped over an extended period of time. The Chapter 11 provided Bayou and its management team with sufficient time to develop a comprehensive three-year business plan. Since finalizing the business plan in September 2003, Bayou has been successfully implementing the plan, as EBITDA and revenues have exceeded projections. Through the cooperation of our bondholders, our creditors and our employees, we have been able to reduce debt and control costs. We are emerging as a much more competitive and financially stronger company," Pitts said.

      Bayou Steel Corporation closed on $30 million in new bonds and a new $45-million working capital facility provided by Fleet Capital. The principal on the new bonds is due in 2011. The new three year working capital facility improves liquidity while providing significant flexibility. The reorganization removes approximately $105 million of debt in addition to eliminating over $25 million of potential litigation claims and cancels the old equity in Bayou. Pursuant to the Company's reorganization plan, the new equity of the company has been issued to the holders of the old Notes.

      In conjunction with emergence, the company's previous Board of Directors was replaced by a new Board of Directors. The Board members are: Charles W. McQueary, Christopher W. Parker, Jerry M. Pitts, Timothy A. Somers, and Thomas
T. Thompson. Mr. Pitts is a carryover member from the previous Board. The senior management team in both LaPlace, Louisiana and Harriman, Tennessee remains in place. Pitts noted that "the benefit of a seasoned and experienced management team, as well as our management team's stability, together with the contributions from all our employees, were instrumental to Bayou's successful emergence from Chapter 11."

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      Pitts expressed his appreciation to Bayou employees for their sacrifices, as well as the consistently outstanding customer service they delivered during the restructuring process. "The effort of our employees has been nothing short of phenomenal. I truly believe that our customers and the general public have been rooting for us to succeed, and that the groundswell of support was generated in large part by the professionalism and dedication of our employees," said Pitts.

      "Many other parties have also played key roles in making all of this possible and we would like to thank them for enabling us to reorganize and emerge a much stronger company," said Pitts. "Throughout the process, our customers, our vendors, our bondholders, and our communities have been steadfast in their support. Finally, we were gratified that all creditor groups voted overwhelmingly in support of our Plan of Reorganization."

      Pitts also emphasized that the new Bayou has a capital structure and adequate liquidity to succeed as it goes forward. "Bayou will remain a customer-focused steel company and will maintain its presence in all current product lines. Now that we have concluded this very difficult process, I look forward to working together with our employees and new Board of Directors to grow our business profitably."